Exhibit 4.33

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY OR ANY SECURITIES INTO WHICH THIS SECURITY MAY BE CONVERTED INTO BEFORE THE DATE THAT IS 4 MONTHS AND ONE DAY AFTER THE LATER OF (I) [●], AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

DEBENTURE CERTIFICATE NUMBER: 201801 – D[●]	[●]DEBENTURES

EHAVE, INC.

CONVERTIBLE DEBENTURE

EHAVE, INC. a body corporate incorporated under the laws of [●] (the “Corporation”), for value received hereby acknowledges itself indebted and promises to pay to [name and address of debenture holder] (the “Holder”), on [●], 2020 (the “Maturity Date”) or on such earlier date as the principal amount of [Dollar amount written] ($[●]) (the “Principal”) convertible debentures of the Corporation (the “Debentures”) may become payable hereunder, in lawful money of Canada to the Holder and to pay in the same money and at the same place interest on the Principal or on so much thereof as remains from time to time unpaid at the rate of ten percent (10.0%) per annum, payable at the earlier of (i) the Conversion Date (as defined herein), and (ii) the Maturity Date.

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Debenture, including the recitals and any schedules hereto:

(a)	“Business Day” means any day other than Saturday, Sunday or a statutory or civic holiday, or any other day on which the banks are open for business in the Province of Ontario;

(b)	“Common Shares” means common shares in the capital of the Corporation;

(c)	“Conversion Date” has the meaning ascribed to such term in Section 3.1(a);

(d)	“Conversion Price” shall mean the Qualified Financing Price multiplied by 0.75;

(e)	“Corporation” has the meaning ascribed to such term on the first page of this Debenture;

(f)	“Current Market Price” means the price per share of the Common Shares as determined by the board of directors of the Corporation;

(g)	“Debentures” has the meaning ascribed to such term on the first page of this Agreement;

(h)	“Event of Default” has the meaning ascribed to such term in Section 4.1;

(i)	“Holder” has the meaning ascribed to such term on the first page of this Agreement;

(j)	“Maturity Date” has the meaning ascribed to such term on the first page of this Agreement, subject to adjustment pursuant to Section 2.9;

(k)	“Offering” means the offering by the Corporation of units comprised of convertible debentures and Common Share purchase warrants for aggregate proceeds of approximately CDN$500,000 and which Offering may close in multiple tranches;

(l)	“Principal” has the meaning ascribed to such term on the first page of this Agreement;

(m)	“Qualified Financing” shall mean the completion of a financing by the Corporation after the date hereof for aggregate gross proceeds of not less than CDN$2,000,000; provided that such financing shall be completed in connection with the proposed listing of the Common Shares on a recognized stock exchange in Canada (which, for greater certainty, includes the TSX Venture Exchange and Canadian Securities Exchange) within two (2) months of the completion of such financing;

(n)	“Qualified Financing Price” shall mean the price per security issued by the Corporation in the Qualified Financing; and

(o)	“Taxes” has the meaning ascribed to such term in Section 2.4.

1.2	Gender and Number

Words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa.

1.3	Headings, Etc.

The division of this Debenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.4	Day not a Business Day.

If any day on or before which any action or notice is required to be taken or given hereunder is not a Business Day, then such action or notice shall be required to be taken or given on or before the requisite time on the next succeeding day that is a Business Day.

1.5	Monetary References.

Whenever any amounts of money are referred to herein, such amounts shall be deemed to be in lawful money of Canada unless otherwise expressed.

ARTICLE 2
REGISTRATION AND TRANSFER OF DEBENTURE

2.1	Registration and Transfer of Debentures

(a)	The Corporation shall, at all times while this Debenture is outstanding, cause to be kept by and at the principal office of the Corporation a register in which shall be entered the name and address of the Holder and particulars of this Debenture. No transfer of this Debenture shall be valid unless made by the Holder or its executors or administrators or other legal representatives or its attorney duly appointed by an instrument in writing in form and execution satisfactory to the Corporation, upon compliance with such reasonable requirements as the Corporation may prescribe, and unless such transfer shall have been duly entered on the register.

(b)	The register referred to in this Section shall at all reasonable times be open for inspection by the Holder.

(c)	This Debenture shall not be assigned unless all the obligations due to the assignor are also assigned to the assignee of this Debenture and a notice of such assignment shall be submitted to the Corporation substantially in the form of Schedule “A” attached hereto.

(d)	The Corporation shall not be required to transfer or exchange this Debenture on any date when interest payment are due as contemplated hereunder or during a period of ten (10) Business Days immediately preceding any such date.

2.2	Person Entitled to Payment

(a)	The Holder shall be deemed and regarded as the owner for all purposes of this Debenture and payment of the Principal and any interest thereon shall be made only to or upon the order in writing of the Holder and such payment shall be a good and sufficient discharge to the Corporation and any paying agent for the amounts so paid.

(b)	The Holder shall be entitled to the Principal and interest thereon evidenced by this Debenture, free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate holder thereof and all persons may act accordingly and a transferee of this Debenture shall, after an appropriate form of transfer is lodged with the Corporation be entitled to be entered on any of the appropriate registers as the owner of this Debenture, free from all equities or rights of set-off or counterclaim between the Corporation and such holder’s transferor or any previous holder thereof, except for equities the Corporation is required to take notice of by statute or by order of a court of competent jurisdiction.

(c)	Delivery to the Corporation by the Holder of the receipt of the Holder for the Principal and interest thereon shall be a good and valid discharge to the Corporation, which shall not be bound to enquire into the title of the Holder, save as ordered by some court of competent jurisdiction or as required by statute. The Corporation shall not be bound to see to the execution of any trust affecting the ownership of this Debenture nor be affected by notice of any equity that may be subsisting in respect thereof.

2.3	Mutilation, Loss, Theft or Destruction

In case this Debenture shall become mutilated or be lost, stolen or destroyed, the Corporation, in its discretion, may issue and deliver a new Debenture upon surrender and cancellation of the mutilated Debenture, or in the case of a lost, stolen or destroyed Debenture, in lieu of and in substitution for the same. In case of loss, theft or destruction, the applicant for a substituted Debenture shall furnish to the Corporation such evidence of the loss, theft or destruction of this Debenture as shall be satisfactory to the Corporation in its discretion and shall also furnish an indemnity satisfactory to the Corporation. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Debenture including the cost of such indemnity or indemnity bond.

2.4	Payment of Debenture

All payments to be made to the Holder by the Corporation under this Debenture shall be made by certified cheque, bank draft or wire transfer in immediately available funds to the Holder’s designated account or at the address of the Holder as set out in Section 5.7, free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) imposed by Canada (or any of the provinces and territories thereof), unless such Taxes are required by applicable law to be deducted or withheld. If the Corporation shall be required by applicable law to deduct or withhold any such Taxes from or in respect of any amount payable under this Debenture, (a) the amount payable shall be decreased (and for greater certainty, in the case of interest, the amount of interest shall be decreased) by the amount of such deduction or withholding; (b) the Corporation shall make such deductions or withholdings; and (c) the Corporation shall pay the full amount deducted or withheld forthwith to the relevant governmental entity in accordance with applicable law.

2.5	Holder not a Shareholder

Nothing in this Debenture shall, in itself confer or be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Corporation, including, without limitation, the right to vote at, to receive notice of, or to attend a meeting of shareholders or any offer of the Corporation, or the right to receive dividends or other distributions.

2.6	Debenture Issued as Security

This Debenture shall be held by the Holder as continuing security for the obligations which from time to time are due and owing by the Corporation to the Holder and any ultimate unpaid balance or unperformed part thereof.

2.7	Concerning Interest

(a)	Unless otherwise specifically provided herein, interest shall be computed on the basis of a year of 360 days composed of twelve 30-day months. With respect to the Debentures, whenever interest is computed on the basis of a year (the “deemed year”) which contains more days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(b)	Subject to any required approval of a recognized stock exchange in connection with a Qualified Financing, all unpaid interest earned and accrued with respect to the Debentures shall be deemed as Principal and shall be treated as same for the purposes of this Debenture (“Added Principal”). If in connection with a Qualified Financing, a recognized stock exchange shall not allow for accrued and earned interest to be reclassified as Principal, the provisions of this Section 2.7(b) shall have no force and effect.

(c)	There shall be no interest earned on Added Principal.

2.8	Pre-Payment Right

If no Event of Default has occurred, and upon providing not less than thirty (30) days written notice to the Holder, the Corporation shall have the option to pre-pay all or any portion of the Principal outstanding plus any accrued and unpaid interest in cash. Upon receiving the notice referred to in the prior sentence, the Holder shall have ten (10) days to exercise the Holder’s right of conversion pursuant to Section 3.1 (in whole or in part).

2.9	Acceleration of Maturity Date

If, following the completion of a Qualified Financing, the Corporation issues any Common Shares (“Discounted Issuance”) at a price that is lower than the Conversion Price (after taking into account any adjustments in accordance with this Debenture), then the Maturity Date shall be accelerated to the date that is thirty (30) days following the closing of the Discounted Issuance and all outstanding Principal and any accrued and unpaid interest thereon shall become due on such accelerated Maturity Date.

ARTICLE 3
CONVERSION OF DEBENTURE

3.1	Conversion Privilege

(a)	Following the completion of a Qualified Financing and subject to the provisions and conditions of Section 2.8 and this ARTICLE 4, the Holder shall have the right, at the Holder's option, at any time prior to 5:00 p.m. (Toronto time) on the last Business Day immediately preceding the Maturity Date, to convert the whole or any part of the Principal that is divisible by $1,000 into Common Shares at the Conversion Price, in effect as of the date of such conversion (“Conversion Date”). To make such election to convert, the Holder shall deliver to the Corporation a conversion notice substantially in the form of Schedule “B” attached hereto.

(b)	The conversion shall extend only to the maximum number of whole Common Shares into which the aggregate Principal surrendered for conversion at any one time by the Holder may be converted in accordance with the foregoing provisions of this Section. Fractional interests in Common Shares shall be adjusted for in the manner provided in Section 3.3.

(c)	Upon conversion of this Debenture, any accrued but unpaid interest due to the date of conversion which is not being converted in the manner herein provided shall be payable by the Corporation to the Holder within 30 days of the Conversion Date.

(d)	Within ten Business Days of the Conversion Date, the Corporation shall issue or cause to be issued and deliver or cause to be delivered to the Holder a certificate or certificates in the name of the Holder for the number of Common Shares deliverable upon the conversion of this Debenture (or specified portion thereof).

(e)	If the Holder shall convert less than all of the Principal, the Holder shall be entitled to receive a certificate representing any balance of the Principal amount of Debenture not converted and interest accrued thereon.

3.2	Adjustment of Conversion Price

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)	if and whenever at any time prior to the Conversion Date the Corporation shall (i) subdivide or re-divide the outstanding Common Shares into a greater number of shares; (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares; or (iii) issue Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than the issue of Common Shares to holders of Common Shares who have elected to receive dividends in the form of Common Shares in lieu of dividends paid in the ordinary course on the Common Shares), the Conversion Price in effect on the effective date of such subdivision, re-division, reduction, combination or consolidation or on the record date for such issue of Common Shares by way of a stock dividend, as the case may be, shall in the case of any of the events referred to in (i) and (iii) above be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, redivision or dividend, or shall, in the case of any of the events referred to in (ii) above, be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this subsection 3.2(a) shall occur. Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date for the stock dividend for the purpose of calculating the number of outstanding Common Shares under subsections (b) and (c) of this Section 3.2;

(b)	if and whenever at any time prior to the Conversion Date the Corporation shall fix a record date for the issuance of rights or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share (or having a conversion or exchange price per share) less than 80% of the Current Market Price of a Common Share on such record date, the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Current Market Price per Common Share, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase (or into which the convertible or exchangeable securities so offered are convertible or exchangeable). Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such rights or warrants are not so issued or any such rights or warrants are not exercised prior to the expiration thereof, the Conversion Price shall be re-adjusted to the Conversion Price which would then be in effect if such record date had not been fixed or to the Conversion Price which would then be in effect based upon the number of Common Shares (or securities convertible into or exchangeable for Common Shares) actually issued upon the exercise of such rights or warrants, as the case may be;

(c)	if and whenever at any time prior to the Conversion Date the Corporation shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) shares of any class other than Common Shares and other than shares distributed to holders of Common Shares who have elected to receive dividends in the form of such shares in lieu of dividends paid in the ordinary course; (ii) rights, options or warrants (excluding rights, options or warrants entitling the holders thereof for a period of not more than 45 days to subscribe for or purchase Common Shares or securities convertible into Common Shares); or (iii) evidences of its indebtedness; or (iv) assets (excluding dividends paid in the ordinary course) then, in each such case, the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price per Common Share on such record date, less the fair market value (as determined by the board of directors with the approval of the trustee, acting reasonably, which determination shall be conclusive) of such shares or rights, options or warrants or evidences or indebtedness or assets so distributed, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Current Market Price per Common Share. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Conversion Price shall be re-adjusted to the Conversion Price which would then be in effect if such record date had not been fixed or to the Conversion Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed, as the case may be. In (iv) of this subsection (c) the term “dividends paid in the ordinary course” shall include the value of any securities or other property or assets distributed in lieu of cash dividends paid in the ordinary course at the option of shareholders;

(d)	in any case in which this Section 3.2 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the Holder after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Corporation shall deliver to the Holder an appropriate instrument evidencing the Holder's right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the date of conversion or such later date as the Holder would, but for the provisions of this subsection (d) have become the holder of record of such additional Common Shares;

(e)	the adjustments provided for in this Section 3.2 are cumulative and shall apply to successive subdivisions, re-divisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section 3.2, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided however, that any adjustments which by reason of this subsection (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment;

(f)	for the purpose of calculating the number of Common Shares outstanding, Common Shares owned by or for the benefit of the Corporation or its subsidiaries shall not be counted;

(g)	in the event of any question arising with respect to the adjustments provided in this Section 3.2, such question shall be conclusively determined by a firm of chartered accountants appointed by the Corporation (who may be the auditors of the Corporation); such accountants shall have access to all necessary records of the Corporation any such determination shall be binding upon the Corporation and the Holder;

(h)	in case the Corporation shall take any action affecting the Common Shares other than action described in this Section 3.2, which in the opinion of the directors of the Corporation would materially affect the rights of the Holder, the Conversion Price shall be adjusted in such manner and at such time, by action of the directors, as the directors in their sole discretion may determine to be equitable in the circumstances. Failure of the directors to make such an adjustment shall be conclusive evidence that the directors have determined that it is equitable to make no adjustment in the circumstances; and

(i)	no adjustment in the Conversion Price shall be made in respect of any event described in subsection 3.2(a)(iii), 3.2(b) or 3.2(c) if the Holder is entitled to participate in such event on the same terms mutatis mutandis as if the Holder had converted the Debenture prior to the effective date or record date, as the case may be, of such event.

3.3	Fractional Shares

The Corporation shall not issue fractional Common Shares upon the conversion of this Debenture and the Holder will receive a cash payment in satisfaction of any fractional Common Shares determined on the basis of the Conversion Price on the Conversion Date.

3.4	Corporation to Reserve Shares

The Corporation covenants that it will at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issue upon conversion of this Debenture such number of Common Shares as shall then be issuable upon the conversion of this Debenture. The Corporation covenants that all Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non-assessable.

3.5	Taxes on Conversion

The Corporation will from time to time promptly pay or make provision for the payment of any and all Taxes which may be imposed by the laws of Canada or any province of Canada (except income tax or security transfer tax, if any) which shall be payable with respect to the issuance or delivery to the Holder, upon the exercise of its right to conversion, of Common Shares of the Corporation pursuant to the terms of this Debenture.

3.6	Legended Certificates

Notwithstanding anything herein contained, Common Shares issuable upon conversion of this Debenture will only be issued in compliance with the securities laws of any applicable jurisdiction, and the certificates representing the Common Shares issued will bear all applicable legends.

3.7	Cancellation of Converted Debenture

This Debenture converted in whole or in part under the provisions specified herein shall be forthwith delivered to and cancelled by the Corporation and, subject to the provisions of Section 3.1(d), no Debenture shall be issued in substitution therefor.

3.8	Certificate as to Adjustment

The Corporation shall from time to time immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 3.2, deliver an officer’s certificate to the Holder specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of chartered accountants appointed by the Corporation (who may be the auditors of the Corporation) and, shall be conclusive and binding on all parties in interest. The Corporation shall, except in respect of any subdivision, re-division, reduction, combination or consolidation of the Common Shares, forthwith give notice to the Holder in the manner herein provided specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Conversion Price; provided that, if the Corporation has given notice under Section 3.9 covering all the relevant facts in respect of such event, no such notice need be given under this Section 3.8.

3.9	Notice of Special Matters

The Corporation covenants with the holder that so long as this Debenture remains outstanding, it will give notice to the holder in the manner herein provided, of its intention to fix a record date for any event referred to in Sections 3.2(a), 3.2(b), or 3.2(c) (other than the subdivision, re-division, reduction, combination or consolidation of its Common Shares) which may give rise to an adjustment in the Conversion Price, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Corporation shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than ten (10) days in each case prior to such applicable record date.

ARTICLE 4
EVENTS OF DEFAULT

4.1	Events of Default

The Principal, interest and other monies secured by this Debenture shall become immediately due and payable, whether with or without prior demand therefor, and the security hereby constituted shall become immediately enforceable in each and every of the following events (each of such events being hereinafter called an “Event of Default”):

(a)	if the Corporation makes a default in the payment, in whole or in part, of the Principal or interest thereon or any other monies secured hereby and following notice from the Holder of such failure the default remains unrectified for a period of ten Business Days;

(b)	if any material representation or warranty contained herein proves to be untrue;

(c)	if the Corporation makes default in the observance or performance of any other covenant, agreement or condition on the part of the Corporation to be kept, observed or performed, whether herein or in any other agreement or instrument between the Corporation and the Holder and the default remains unrectified for a period of thirty (30) days;

(d)	if an order is made or an effective resolution is passed for the winding up of the Corporation, or if a petition is filed for the winding up of the Corporation;

(e)	if the Corporation becomes insolvent, or makes an unauthorized assignment or bulk sale of its assets, or if a petition in bankruptcy is filed or presented against the Corporation;

(f)	if the Corporation ceases or threatens to cease to carry on its business, or if any proceeding with respect to the Corporation is commenced under the Companies' Creditors Arrangements Act or the Bankruptcy and Insolvency Act or any other proceedings is taken for the winding up, dissolution, or liquidation of the Corporation;

(g)	if proceedings are commenced to appoint a receiver/manager, or trustee in respect of the assets of the Corporation by a court or pursuant to any other agreement; and

(h)	if the securities of Corporation are not posted for trading on a recognized Canadian stock exchange (which, for greater certainty, includes the TSX Venture Exchange and Canadian Securities Exchange) within six (6) months from the date hereof.

4.2	Breach

The Holder may waive any breach by the Corporation of any of the provisions contained in this Debenture or any default by the Corporation in the observance or performance of any covenant, agreement or condition required to be kept, observed or performed by the Corporation under the terms of this Debenture.

ARTICLE 5
MISCELLANEOUS

5.1	Covenants of the Corporation

The Corporation hereby covenants and agrees with the Holder as follows:

(a)	the Corporation covenants and agrees with the Holder that it shall repay all of the Principal and any interest thereon to the Holder in accordance with the terms hereof; and

(b)	the Corporation shall give notice in writing forthwith to the Holder of the occurrence of any Event of Default, or other event which with lapse of time and/or giving of notice or otherwise would be an Event of Default, forthwith upon becoming aware thereof and specifying the nature of such default and/or Event of Default and the steps taken to remedy the same.

5.2	Failure to Comply

If the Corporation should fail to comply with any covenant or agreement contained herein, the Holder may, but shall not be obligated to, do whatever is necessary to rectify such failure, and all sums so expended by the Holder or its agent shall forthwith become due and be payable by the Corporation to the Holder and until paid shall form part of the Principal secured hereby and shall bear interest at the aforesaid rate.

5.3	Amalgamation

The Corporation acknowledges and agrees that in the event it amalgamates with any other corporation or corporations it is the intention of the Corporation and the Holder that the term “Corporation” when used herein shall apply to each of the amalgamating corporations and to the amalgamated corporation.

5.4	Indemnity

The Corporation will indemnify the Holder and its successors and assigns against any and all liabilities, actions, claims, judgments, costs, charges and reasonable legal fees that may be made against or incurred by the Holder, by reason of the assertion that the Holder has received funds that may be claimed by third persons, either before or after the payment in full of the Principal, interest and other monies secured hereby; and the Holder shall have the right to defend against any such claims, actions and charges and claim from the Corporation all expenses incurred by the Holder in connection therewith, together with all reasonable legal fees as may be paid by the Holder in connection therewith. It is understood and agreed that the covenants and conditions of this Section 5.4 shall at all times be construed to be a personal covenant in favour of the Holder, and that such covenants and indemnity shall remain in full force and effect notwithstanding the payment of the Principal, interest and all other monies secured by this Debenture.

5.5	Assignability

The Principal, interest and other monies hereby secured will be paid by the Corporation and shall be assignable by Holder free from any right of set off or counterclaim by the Corporation or any equities between the Corporation and the Holder.

5.6	Advances

Neither the execution and delivery nor the registration of this Debenture shall for any reason whatsoever obligate or bind the Holder to advance any monies, or having advanced a portion obligate the Holder in any way to advance the balance thereof.

5.7	Notices

Unless herein otherwise expressly provided, a notice to be given hereunder will be deemed to be validly given if the notice is sent by courier or registered mail addressed as follows:

(a)	If to the Holder at the latest address of the Holder as recorded on the register referenced in ARTICLE 2 herein; and

(b)	If to the Corporation at:

Ehave, Inc.

203-277 Lakeshore Road East

Oakville, ON L6J 6J3

Any notice given as aforesaid shall conclusively be deemed to have been received by the addressee, if sent by courier, on the next following Business Day and, if sent by mail, on the fifth day following the posting thereof.

5.8	Receipt

The Corporation hereby acknowledges receipt of a copy of this Debenture, and waives its right to receive a copy of any financing statement, financing change statement or verification statement filed or registered by the Holder.

5.9	Enurement

This Debenture and all its provisions shall enure to the benefit of the Holder, their successors and assigns and shall be binding upon the Corporation, its successors and assigns.

5.10	Plural

Wherever the singular or masculine or neuter is used in this Debenture, the same shall be construed as meaning the plural or feminine or body corporate and vice versa, where the context so requires.

5.11	Waiver

No waiver of any right of the Holder hereof shall be valid unless in writing delivered to the Corporation as herein provided. No amendment hereunder shall be valid or effective for any purpose unless consented to in writing by the Holder.

5.12	Severability

In the event that any term or provision in this Debenture shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Debenture shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by applicable law.

5.13	Governing Law

This Debenture shall be governed by and construed in accordance with the laws in force in the Province of Ontario and the federal laws of Canada applicable therein and for the purposes of any legal proceedings in respect of this Debenture, the Corporation irrevocably submits to the jurisdiction of the courts of the Province of Ontario. There shall be no application of any conflict of laws rule which is inconsistent with this section.

[Signature Page to Follow]

IN WITNESS WHEREOF the Corporation has executed this Debenture by its proper officer duly authorized in that behalf as of the ___ day of ___________________, 2018.

EHAVE, INC.

Name:
Title:

Signature Page- Ehave, Inc. -Winter 2018 Debenture Certificate

SCHEDULE “A”

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________, whose address and social insurance number, if applicable, are set forth below, this Debenture (or $________________ principal amount hereof*) of EHAVE, INC. standing in the name(s) of the undersigned in the register maintained by the Corporation with respect to the Debentures and does hereby irrevocably authorize and direct the Corporation to transfer such Debentures in such register, with full power of substitution in the premises.

Dated:

Address of Transferee:
(Street Address, City, Province and Postal Code)

Social Insurance Number of Transferee, if applicable:

*If less than the full principal amount of the within Debenture is to be transferred, indicate in the space provided the principal amount (which must be $1,000 or an integral multiple thereof, unless you hold a Debenture in a non-integral multiple of $1,000, in which case such Debenture is transferable only in its entirety) to be transferred.

The signature(s) to this assignment must correspond with the name(s) as written upon the face of this Debenture in every particular without alteration or any change whatsoever. The signature(s) must be guaranteed by a member of an acceptable Medallion Guarantee Program. Notarized or witnessed signatures are not acceptable as guaranteed signatures. The Guarantor must affix a stamp bearing the actual words: "SIGNATURE GUARANTEED".

The registered holder of this Debenture is responsible for the payment of any documentary, stamp or other transfer taxes that may be payable in respect of the transfer of this Debenture.

Signature of Guarantor:

Authorized Officer	Signature of transferring registered holder

Name of Institution

Form of Assignment - Ehave, Inc. Winter 2018 Debenture Certificate

SCHEDULE “B”

CONVERSION NOTICE

TO:	EHAVE, INC.
203-277 Lakeshore Road East
Oakville, ON L6J 6J3

Note:	All capitalized terms used herein have the meaning ascribed thereto in the certificate (the “Certificate”) representing the Debentures to which this conversion notice is attached.

The undersigned registered holder of the Debentures irrevocably elects to convert $_________________* of Principal in accordance with the terms of the Certificate and tenders herewith the Certificate and the Debentures contemplated thereunder, and, if applicable, directs that the common shares of Ehave, Inc. (“Common Shares”) issuable upon a conversion be issued and delivered to the person indicated below. (If the Common Shares are to be issued in the name of a person other than the Holder, all requisite transfer taxes must be tendered by the undersigned).

Dated:
(Signature of Registered Holder)

* The conversion amount must be $1,000 or integral multiples thereof.

NOTE:	If Common Shares are to be issued in the name of a person other than the Holder, the signature must be guaranteed by a member of an acceptable Medallion Guarantee Program. The Guarantor must affix a stamp bearing the actual words: “SIGNATURE GUARANTEED”.

(Print name in which Common Shares are to be issued, delivered and registered)

Name:

(Address)

(City, Province and Postal Code)

Name of guarantor:

Authorized signature:

Conversion Notice - Ehave, Inc. - Winter 2018 Debenture Certificate